Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2009 FIRST QUARTER

RESULTS AND REAFFIRMS ITS 2009 BUSINESS OUTLOOK

MERIDIAN, Idaho (February 4, 2009) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its first quarter ended December 31, 2008.

Highlights:

•                 Revenues were $231.8 million for the quarter, 14.0% higher than revenues for the same period in the prior fiscal year.

•                 Net income was $5.9 million for the quarter, 26.6% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $0.48 for the quarter, compared to $0.38 for the same period in the prior fiscal year.

•                 Selling, general and administrative (“SG&A”) expenses as a percentage of revenues were 10.0% for the quarter, compared to 10.5% for the same period in the prior fiscal year.

•                 Internet sales to independent veterinary practices and producers grew by approximately 42% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales improved to 27% for the quarter as compared to 24% for the same period in the prior fiscal year.

•                 We doubled the capacity of our Dallas distribution center by moving to a larger facility with 70,000 square feet in November 2008.

•                  We completed the quarter with no borrowings on our $70 million credit line and a cash balance of $786,000.

“While the environment is more challenging, the MWI team again delivered great operating results in the December quarter,” said Jim Cleary, President and Chief Executive Officer.  “We had 14% growth in revenues, 26% growth in net income, 42% growth in internet sales, and we finished the quarter with excellent liquidity and no borrowings on our $70 million credit line.”

Quarter ended December 31, 2008 compared to quarter ended December 31, 2007

Total revenues grew 14.0% to $231.8 million for the quarter ended December 31, 2008, compared to $203.4 million for the quarter ended December 31, 2007.  Revenues attributable to new customers represented approximately 71% of the growth in total revenues during the quarter ended December 31, 2008.  Commissions were $2.9 million for both of the quarters ended December 31, 2008 and 2007.  In the same quarter of the prior year, there were promotion programs and incentives offered related to commissions that were not offered during the quarter ended December 31, 2008.

Gross profit increased by 13.0% to $33.7 million for the quarter ended December 31, 2008, compared to $29.8 million for the quarter ended December 31, 2007.  Gross profit as a percentage of total revenues was 14.5% for the quarter ended December 31, 2008, compared to 14.6% for the quarter ended December 31, 2007.  The decrease in gross profit as a percentage of total revenues was due to the decrease in commissions as a percentage of total revenues as previously explained. Vendor rebates for the quarter ended December 31, 2008 increased approximately $1.2 million compared to the quarter ended December 31, 2007.

Operating income increased 25.2% to $9.7 million for the quarter ended December 31, 2008, compared to $7.7 million for the quarter ended December 31, 2007.  SG&A expenses as a percentage of revenue were 10.0% for the quarter ended December 31, 2008, compared to 10.5% for the quarter ended December 31, 2007, due to operating leverage and cost-control measures.  The dollar increase in SG&A expenses was primarily due to increased compensation costs as a result of additional headcount of 53 employees since December 31, 2007, including 22 additional field sales representatives and 10 additional telesales representatives as well as an increase in our allowance for doubtful accounts.

Net income increased 26.6% to $5.9 million for the quarter ended December 31, 2008, compared to $4.7 million for the quarter ended December 31, 2007.  Diluted earnings per share were $0.48 and $0.38 per share for the quarters ended December 31, 2008 and 2007, respectively, an increase of 26.3%.

Our cash balance as of December 31, 2008 was $786,000 and we had no borrowings on our $70 million credit line.  Receivables increased 7.7% to $138.4 million compared to September 30, 2008 with continued revenue growth.  Inventories increased 13.3% to $134.2 million compared to September 30, 2008 as we took advantage of opportunities to buy products on favorable terms ahead of vendor price increases.  This increase in inventories also created an increase in accounts payable of 11.9% to $137.7 million compared to September 30, 2008.

Business Outlook

The Company reaffirms its previous estimates for the fiscal year ending September 30, 2009.  The Company expects revenues will be from $900 million to $950 million, which represents growth of 8% to 14% compared to revenues in fiscal year 2008.  The Company expects diluted earnings per share will be from $1.75 to $1.85 per share, which represents growth of 8% to 14% compared to diluted earnings per share in fiscal year 2008.  These estimates are based on the Company’s current and expected vendor contracts which typically undergo annual renegotiation.

Conference Call

The Company will be hosting a conference call on February 4, 2009 at 11:00 a.m. eastern standard time to discuss these results and its fiscal 2009 business outlook in greater detail.  Participants can access the conference call by dialing (877) 723-9521 and international callers can access the conference by dialing (719) 325-4843.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 19, 2009 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 4436767 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in or availability of vendor rebate programs; changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backlog of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition.. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.  Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended December 31,
Statements of Income	2008	2007
Revenues	$231,819	$203,361
Cost of product sales	198,164	173,576
Gross profit	33,655	29,785
Selling, general and administrative expenses	23,133	21,303
Depreciation and amortization	835	747
Operating income	9,687	7,735
Interest expense	(64)	(51)
Other income	215	286
Income before taxes	9,838	7,970
Income tax expense	(3,889)	(3,270)
Net income	$5,949	$4,700

Net income per share - diluted	$0.48	$0.38
Weighted average common shares outstanding - diluted	12,295	12,296

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2008	2008
Assets
Cash	$786	$3,419
Receivables, net	138,443	128,564
Inventories	134,193	118,403
Prepaid expenses and other current assets	2,828	3,168
Deferred income taxes	1,165	809
Total current assets	277,415	254,363

Property and equipment, net	9,743	9,687
Goodwill	37,610	37,727
Intangibles, net	10,816	10,945
Other assets, net	2,113	2,083
Total Assets	$337,697	$314,805

Liabilities
Line-of-credit	$—	$—
Accounts payable	137,669	123,003
Accrued expenses	11,487	9,854
Current portion of long-term debt	97	97
Total current liabilities	149,253	132,954

Deferred income taxes	1,082	751
Long-term debt	97	97
Other long-term liabilities	—	—

Stockholders’ Equity	187,265	181,003

Total Liabilities and Stockholders’ Equity	$337,697	$314,805